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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
(As of December 31, 2007)

Zenith National Insurance Corp. (a Delaware corporation)
                Zenith National Insurance Capital Trust I (a Delaware statutory trust)
                Zenith Development Corp. (a Nevada corporation)

                Zenith Insurance Company (a California corporation)
                                ZNAT Insurance Company (a California corporation)
                                Zenith Insurance Management Services, Inc. (a Florida corporation)
                                1390 Main Street LLC (a Delaware limited liability company)
                                Zenith of Nevada, Inc. (a Nevada corporation)

Each subsidiary shown is wholly-owned by the subsidiary shown in the tier above it.

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  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT